Exhibit 99.1

CONTACT:
B. Grant Yarber
President and Chief Executive Officer
Phone: (919) 645-3494
Email: gyarber@capitalbank-nc.com

FOR IMMEDIATE RELEASE

Capital Bank Corporation To Increase Dividend on Common Stock By 33.3%

RALEIGH, N.C. - January 26, 2007 - Capital Bank Corporation (Nasdaq: CBKN) today announced that its Board of Directors approved a 33.3% increase in the Company’s regular quarterly cash dividend on its common stock to $0.08 from $0.06 per share, effective with the first quarter 2007 dividend payment. The actual declaration of any future dividends and the establishment of the record dates related thereto remains subject to further action by Capital Bank Corporation’s Board.

“We are proud of the progressive improvements in profitability at Capital Bank and wish to reward our valued shareholders with what we believe is a significant increase in dividends,” said B. Grant Yarber, President and CEO.

Capital Bank Corporation, headquartered in Raleigh, N.C., with approximately $1.4 billion in total assets, offers a broad range of financial services. Capital Bank operates 26 banking offices in Asheville (3), Burlington (4), Cary, Graham (2), Greensboro, Hickory, Mebane, Morrisville, Oxford, Pittsboro, Raleigh (5), Sanford (3), Siler City, and Wake Forest. The company’s website is www.capitalbank-nc.com.

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Capital Bank Corporation’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Capital Bank Corporation does not undertake a duty to update any forward-looking statements in this press release.

###